Exhibit 4.2

PURAVERDE, INC.

SHAREHOLDER AGREEMENT

This Agreement is made effective _______________________________[Date], between ____________________ [name of Shareholder], residing of [Shareholder's address] ______________; and other shareholders who signed a similar Shareholder Agreement (collectively “Shareholder”); and Puraverde, Inc., a corporation incorporated under the laws of the state of Oklahoma (“Corporation”).

WHEREAS:

1.       The Shareholder own all of the issued and outstanding shares of the Corporation;

2.       The Shareholder believes it will be in their best interest and the best interest of the Corporation to protect the Corporation’s eligibility to hold a license issued in the states in which it does business;

3.       The Corporation currently does business in Oklahoma. Before the issuance or renewal of a medical marijuana commercial license, the Oklahoma Medical Marijuana Authority (“OMMA”) requires a corporation prove its stockholders:

(1)	Have not been convicted of a disqualifying felony;

(2)	Are at least twenty-five (25) years of age;

(3)	Are lawfully present in the United States;

(4)	Are not a sheriff, deputy sheriff, police officer, prosecuting officer, officer or employee of the OMMA, or an officer or employee of a municipality in which the corporation is located;

(5)	Have not had their authority to be an OMMA caregiver revoked for violations of the rules; and

(6)	Have not been involved in the management or operation of any commercial licensee in the five (5) year preceding submission of the application whose license was revoked, not renewed, or surrendered after initiation of a disciplinary actions for:

a.	unlawful sales or purchases;

b.	any fraudulent acts, falsification of records or misrepresentation to the Department, medical marijuana patient licensees, caregiver licensees, or medical marijuana business licensees;

c.	any grossly inaccurate or fraudulent reporting;

d.	threatening or harming any medical marijuana patient, caregiver, medical practitioner, or employee of the Department;

e.	knowingly or intentionally refusing to permit the Department access to premises or records;

f.	using prohibited, hazardous substance for processing in a residential area;

g.	criminal acts relating to the operation of a medical marijuana business; or

h.	any violations that endanger public health and safety or product safety, including, but not limited to, failure to test medical marijuana or medical marijuana products in accordance with these rules, failure to assist in a recall or embargo, or failure to adhere to any order or directive by the Department that may endanger public health and safety

4.       The Shareholder desires to provide that the shares of a Shareholder be acquired by the Corporation if the Shareholder threatens the Corporation’s eligibility to hold the necessary licenses to operate a medical marijuana business; and

5.       The Shareholder and the Corporation believe that it will promote their mutual interests if they impose certain restrictions and obligations upon themselves and upon the Corporation with respect the shares.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement Shareholder agrees as follows:

Section 1

Shareholder Eligibility

1.1       Eligibility. Shareholder must meet all requirements for holding a medical marijuana business license imposed by the OMMA on shareholders of a corporation. Further, Shareholder agrees to maintain their eligibility so long as they hold shares of the Corporation. Shareholder agrees to submit an affidavit stating that Shareholder is eligible to purchase and hold the Class C Common Stock in light of the requirements imposed by the OMMA and will remain eligible so long as they hold shares of the Corporation.

1.2       Corporation Requirements. Prior to issuance or renewal of a medical marijuana business license to a corporation, the OMMA requires:

a.	All shareholders to be at least twenty-five (25) years of age;

b.	All shareholders to be in the United States lawfully;

c.	All shareholder to be free from Disqualifying Felony convictions; and

d.	Seventy-five percent (75%) of a Corporation’s ownership interests to be held by shareholders who can show indicia of Oklahoma residency as listed in subsection 1.2(d) below.

1.3       Proof of Eligibility. Shareholder agrees to provide the following documents upon receipt of shares of the Corporation and at the Corporation’s request for annual renewal:

a.	Identity and age. Shareholder agrees to provide a valid Driver’s license, state issued identification card, or Passport to prove Shareholder’s identity and age is a least twenty-five (25) years.

b.	Lawful Presence. Shareholder agrees to provide a completed Affidavit of Lawful Presence, attached hereto as Exhibit 1 or as updated from time to time by the OMMA, executed within 30 days of submission of the owner update or renewal application.

c.	Criminal Background. Shareholder agrees to provide a completed Oklahoma State Bureau of Investigation Criminal History Record Information, attached hereto as Exhibit 2 or as updated from time to time by the OMMA, for a name- based search to be performed within 30 days of submission of the owner update or renewal application.

d.	Oklahoma Residence. If the Shareholder’s residence is used to prove seventy- five Percent of Shareholders have the required Oklahoma residency, Shareholder shall also provide any combination of the following to prove Oklahoma residency for the previous two years or current residency with five consecutive years of residency in the last twenty-five (25):

a.	Oklahoma driver’s license or identification card;

b.	Utility bills in the Shareholder’s name (cannot be for cellular telephone, television, or internet bills);

c.	Residential property deed for property in the State of Oklahoma;

d.	Rental agreement for residential property in the State of Oklahoma;

e.	Oklahoma State Tax Return; or

f.	Other documentation accepted by the OMMA.

1.4       Disqualifying Felony. A Shareholder will not be elgible if they have a Disqualifying Felony. “Disqualifying Felony” means:

a.	Any non-violent felony conviction within last two (2) years of submitting an application to the OMMA;

b.	Any violent felony conviction for an offense listed in 57 O.S. § 571(2) within last five (5) years of submitting application to the OMMA; or

c.	Incarceration for any reason during the submission of application to the OMMA.

Section 2

Permitted Transfer

2.1       Consent. Any transfer of shares of the Corporation shall be a Permitted Transfer if the Shareholder notifies the Corporation of their intent to sell, the potential buyer meets all requirements to hold a license in the states in which the Corporation is then doing business, and the buyer agrees to execute a Shareholder Agreement similar to this one, and a majority of the Class A Preferred Stockholders consent.

2.2       Permitted Transferees. A transfer by a Shareholder of shares of the Corporation to one or more of the other Shareholders shall be a permitted transfer without the necessity of providing notice and obtaining consent of the Class A Preferred Stockholders.

Section 3

Restrictions on Transfer

3.1       Void Transfers. Any transfer of shares of the Corporation by any Shareholder shall be void unless both of the following conditions are met:

a.	Qualified Shareholder. The transfer will not cause the Corporation to be ineligible to hold the necessary licenses to operate a medical marijuana businesses in the states in which it does business at the time of signing.

b.	Permitted Transfer. The transfer is a permitted transfer as provided under the terms of this Agreement.

3.2       Ineffectiveness of Void Transfers. Any Shareholder attempting to make a transfer of any shares that is void shall retain all rights and obligations with respect to the shares, including without limitation, the right to vote the shares, the right to receive dividends and liquidation proceeds with respect to the shares, the right to any gains on the shares and the risk of any losses of the shares.

3.3       Definition of Transfer. “Transfer” means any sale, gift, exchange, pledge, sale by legal process under execution, or change in ownership, legal or beneficial, voluntary or involuntary, because of any act of occurrence.

3.4       Indemnity. Shareholder agrees to indemnify and hold harmless Corporation against any demands, claims, or actions by a third-party arising in any way from Shareholder’s attempt to make a Void Transfer.

Section 4

Purchase of Shares Upon Ineligibility

4.4       Events Requiring Notice. Any Shareholder who is charged with a Disqualifying Felony in any state or federal court shall notify, in writing, the Corporation of such charge(s) within ten (10) days after the earlier of (i) arrest, or (ii) notice to such Shareholder that such charge(s) is/are pending. Such notice shall state the nature of the charges filed or to be filed, and the Court where such is pending. Thereafter, such Shareholder shall keep the Corporation and the other Shareholder advised of the progress of the case against such Shareholder.

4.5       Events Triggering Mandatory Sale. Any event causing a Shareholder to no longer meet the qualification above or which shall cause the Corporation to lose and/or jeopardize its license to do business shall trigger a mandatory sale of all of the Shareholder’s shares of the Corporation. Such events include:

a.       Upon conviction of a Disqualifying Felony in any state or federal court, Shareholder shall be deemed, upon such conviction or plea, to have tendered all of his shares for sale;

b.       Upon the occurrence of any event identified by Oklahoma law that causes the Shareholder to become ineligible as stated above, shall be deemed, upon the occurrence of such event, to have tendered all of the Shareholder’s shares for sale; or

c.       Any breach of this Agreement. Shareholder shall be deemed to have tendered all of the Shareholder’s shares upon discovery of the breach by Corporation.

4.6       Purchase by Corporation. Within thirty (30) days following the conviction or plea, the Shareholder may proceed with a Permitted Transfer pursuant to Section 2 above. If the Shareholder fails to transfer their shares within thirty (30) days, the Corporation shall repurchase the shares at the price paid by the Shareholder at the original purchase.

4.7       Terms of Payment. If the Corporations repurchases the shares, the purchase price may be paid as a lump sum or as follows:

a.       Down Payment. The Corporation shall pay twenty percent (20%) of the purchase price at the time of transfer of the shares to the Corporation.

b.       Promissory Note. The remaining balance of the purchase price shall be evidenced by, and payable in accordance with the terms of, a promissory note of the purchasing party or parties containing terms allowing for the remainder of the Purchase Price to be paid in two installments. The first installment shall be due six months after the date of closing and the final installment shall be due six months thereafter. The interest rate shall not exceed the prime rate, as reported by the Wall Street Journal.

Section 5

Endorsement on Stock Certificates.

The following shall be endorsed upon all certificates held by the Shareholders who are party to this Agreement:

The shares evidenced by this certificate are subject to and transferable only upon compliance with the terms of an Agreement among the Shareholders of this Corporation restricting transfer of shares. A11 transfers in violation of that Agreement are void. The Agreement is automatically binding on anyone who acquires shares. A copy of the Agreement is available for inspection at the office of the Corporation.

Section 6

Miscellaneous Provisions

6.1       Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties. The provisions of this Agreement shall apply to all shares of the Corporation now held by the Shareholders or hereafter acquired by them or any of them. All of the provisions of this Agreement shall be binding upon, and inure to the benefit of, any party who acquires shares in the Corporation from a Shareholder, and the terms "Shareholder" and "Shareholders" as used in this Agreement shall be deemed to include any such party. This paragraph shall not be construed as a modification of any restriction on transfer set forth in this Agreement.

6.2       Notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by Certified Mail, Return Receipt Requested, postage prepaid, addressed to the parties at the addresses shown on the records of the Corporation. All notices and other communications shall be deemed to be given at the expiration of three (3) days after the date of mailing. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties.

6.3       Litigation Expense. In the event of default under this Agreement, the defaulting party shall reimburse the non-defaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including, without limitation, attorney's fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including, without limitation, reasonable attorney's fees at the trial level and on appeal.

6.4       Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

6.5       Applicable Law and Venue. This Agreement shall be governed by and shall be construed by the laws of the State of Oklahoma without application of its choice of law provisions. The parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of the courts in Tulsa County, Oklahoma in connection with any litigation which may be brought with respect to a dispute between the parties.

6.6       Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed, in writing, by all parties.

6.7       Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

IN WITNESS WHEREOF, Shareholder executed this Shareholder Agreement as of the date noted below.

SHAREHOLDER:

Name:

Address:

Date:

Exhibit 1

OKLAHOMA Medical Marijuana Authority

AFFIDAVIT OF LAWFUL PRESENCE

BY PERSON MAKING APPLICATION FOR A LICENSE

Website: Oklahoma.gov/OMMA | (405)522-OMMA

THE PERSON SIGNING THIS FORM MUST READ THESE INSTRUCTIONS CAREFULLY:

1. If the applicant is a citizen of the United States then check the box to the left of the statement, "The applicant is a citizen of the United States." If the person signing this form is not a citizen of the United States then the person should check the box to the left of the statement, "The applicant is an approved alien under the Federal Immigration and Nationality Act and is approved to be present in the United States."
2. Write the identification number in the space provided after "Admission/Registration #" and write the name of the authorizing document in the space provided after "Authorizing Document." For example, INS Form 1-551 or INS Form 1-94. See page 2 for valid documentary evidence of lawful presence.
3. The person signing this form should write today's date in the space provided; write the city and state where they are located when they signed this form; sign their name in the space provided for signature; and print their name in the space provided. If applying for a renewal, write the license number in the space provided. Within this form, the term "penalty of perjury" means the willful assertion of the fact of either United States citizenship or lawful presence in the United States as a qualified alien, and made upon one's oath or affirmation and knowing such assertion to be false.
4. Making such a willful assertion on this form knowing it to be false is a crime in Oklahoma and may be punishable by a term of incarceration of not more than five (5) years in prison. Additionally, one who procures another to commit perjury is guilty of the crime of subornation of perjury and may be punished in the same manner, as he would be if personally guilty of the perjury so procured.

APPLICANT INFORMATION - PLEASE PRINT OR TYPE CLEARLY

(Choose one) ☐ NEW APPLICATION ☐ RENEWAL APPLICATION

License # (if applying for renewal)

First Name | Middle Name | Last Name | Suffix | Date of Birth (mm/dd/yy)

Current Physical Street Address | APT# | City | State | Zip

ATTACH A COPY OF THE FRONT AND BACK OF YOUR AUTHORIZING DOCUMENT IF APPLICABLE.

Admission/Registration# | Name of Authorizing Document Attached

(Choose one) ☐ THE APPLICANT IS A CITIZEN OF THE UNITED STATES

☐ THE APPLICANT IS AN APPROVED ALIEN UNDER THE FEDERAL IMMIGRATION AND NATIONALITY ACT AND A APPROVED TO BE PRESENT IN THE UNITED STATES.

Signature: ______________________ Date: ______________

Oklahoma.gov/OMMA Page 1 of 2 Updated 6.14.2022

Exhibit 2

OKLAHOMA STATE BUREAU OF INVESTIGATION

Criminal History Record Information Request
6600 North Harvey Place
Oklahoma City, OK 73116
(405) 848-6724
(405) 879-2503 FAX
https://osbi.ok.gov/

Type Of Search Requested:

- ☐ Name Based - $15.00
- ☐ Sex Offender - $2.00
- ☐ Mary Rippy Violent Offender - $2.00
- ☐ State Fingerprint-based - $19.00
  ** Must provide fingerprint card.*
  ** Includes name based search.*

DATE ______________

Request Submitted via:

☐ Fax ☐ Mail ☐ In Person

REQUESTS WILL BE RETURNED IN THE MANNER RECEIVED.

Mail requests should include postage-paid reply envelope.

Fax requests must include payment by credit card and a dedicated Fax Phone Line for return of completed search: ______________

ACCEPTABLE FORMS OF PAYMENT: ☐ CASH ☐ CASHIER'S CHECK / MONEY ORDER

☐ BUSINESS CHECK *No Personal Checks Accepted.* ☐ CREDIT CARD *For Visa, MasterCard and Discover, security code is 3 digits on back of card. For Amex, security code is 4 digits on front. These are the only cards accepted.*

CREDIT CARD # ______________ EXPIRATION DATE __________ SECURITY CODE _____

CARD HOLDER ______________

Please print the name of the individual card holder as it appears on the credit card.

CARD HOLDER SIGNATURE (REQUIRED) ______________

REQUESTOR INFORMATION: **(Type or print clearly in blue or black ink)** *Results will only be returned to the original requestor*

REQUESTOR'S NAME ______________ ______________

SIGNATURE OF REQUESTING PARTY

STREET ADDRESS ______________

____
CITY STATE ZIP

PHONE NUMBER ______________ E-MAIL ADDRESS ______________

Requestors outside of the United States are strongly encouraged to provide an e-mail address for purposes of correspondence.

PURPOSE OF REQUEST ______________

SUBJECT INFORMATION: **(Type or print clearly in blue or black ink)**

Forms with corrections made with white out or by striking through the fields in this section will not be processed.

NAME ______________
LAST FIRST MIDDLE

ALIAS/MAIDEN NAME(S) ______________ ______________ ______________

MAXIMUM OF THREE ALIAS NAMES PER REQUEST

DATE OF BIRTH ______________ (MM/DD/YYYY). *If date of birth is unavailable, include exact age of subject.*

RACE ______ SEX ______ SOCIAL SECURITY NUMBER ______________

SEARCH RESULTS (*Please do not write in the spaces below*):

Oklahoma State Bureau of Investigation Computerized Criminal History	Oklahoma Department of Corrections Sex Offender	Oklahoma Department of Corrections Violent Offender

Unless fingerprint cards are provided, record information is furnished solely on the basis of name or description similarity with the subject of your inquiry.

For questions on the Sex Offender / Violent Offender Registry, please contact the Oklahoma Department of Corrections.

OSBI CHRU 02/2019